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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion of our reports dated February 16, 1998 with respect to the balance sheets of Companion Technologies of Florida, Inc. as of December 31, 1997 and 1996 and the related statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 1997 and 1996, and dated February 16, 1998 with respect to the balance sheets of Companion Technologies of Texas as of December 31, 1997 and 1996 and the related statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 1997 and 1996, which reports appear in this Form 8-K/A.


                                        COOPERS & LYBRAND L.L.P.

Tampa, Florida
March 16, 1998